Exhibit 10.7

AMENDMENT NO. 1 TO OPEN BANK

2010 EQUITY INCENTIVE PLAN

This Amendment No. 1 to the Open Bank 2010 Equity Incentive Plan is dated as of May 23, 2013.

RECITALS

1.        The Open Bank 2010 Equity Incentive Plan (the “Plan”) was approved by the Open Bank (the “Bank”) shareholders on August 19, 2010.

2.        Pursuant to Section 14 of the Plan, the Board of Directors and shareholders may amend the Plan from time to time.

3.        The Board of Directors, upon recommendation of the Human Resources and Compensation Committee, believes it is in the best interest of the Bank and its shareholders to amend the Plan in accordance with terms of this Amendment No. 1, the form of which has been approved by the Board of Directors and shareholders.

AMENDMENT

SECTION 1.    Section 4.1 of the Plan is amended and restated in full to read as follows:

“4.1      Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 2,500,000 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Bank at the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld in satisfaction of tax withholding obligations pursuant to Section 13. If the exercise price of an Option is paid by tender to the Bank, or attestation to the ownership, of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.”

SECTION 2.    This Amendment shall take effect as of June 20, 2013. Through June 19, 2013 the terms of the Plan shall be applied without giving effect to this Amendment, subject to approval of the Amendment by the Board of Directors and shareholders.

SECTION 3.    Except as provided in this Amendment No. 1, the provisions, terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this Amendment No. 1 to the Plan to be duly executed on its behalf by a duly authorized officer of the Bank effective as of the date first written above.

OPEN BANK

By:	/s/ Min J. Kim

Name:	Min J. Kim

Title:	President and Chief Executive Officer

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